EXHIBIT 10.9

                 EXCLUSIVE TELEVISION, BROADCAST AND INFORMATION
                               LICENSING AGREEMENT

This Agreement is made this 24th day of August, 1999, by and between 5TH AVENUE CHANNEL CORP. (5th Ave"), a corporation organized under the laws of the State of Florida and having its principal place of business at 3957 N.E. 163rd Street, North Miami, Florida 33160 and ZACKS Investment Research Incorporated ("ZACKS"), a corporation organized under the laws of the State of Illinois and having its principal place of business at 155 North Wacker Drive, Chicago, Illinois 60606.

WHEREAS, ZACKS is in the business of providing certain equity research, analysis and investment information as specifically set forth in Schedule A hereto (the "Information"); and WHEREAS, 5th Ave desires to license a customized version of the Information from ZACKS for the purpose of providing direct access to the Information via its 5th Ave web site and television stations. WHEREAS, both parties desire to work together to develop television and video streaming and programming sales. NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth herein, the parties agree as follows:

SECTION 1. OBLIGATIONS OF ZACKS

1.1 ZACKS shall provide the Information, listed in Schedule A, to 5th Ave for use in the development and production of the 5th Ave web site and television programs. ZACKS will provide 5th Ave with a File Transfer Protocol (FTP) account allowing 5th Ave access to a secure database containing all files listed in Schedule A.

1.2 ZACKS shall perform, at its expense, all technical development and support work necessary to meet its obligation to create the information and FTP Directories for 5th Ave as required hereunder. Such technical development and support work shall include, without limitation, support and technical assistance, available Monday through Friday 9am to 5pm CST via the technical support phone number to 5th Ave as necessary to enable 5th Ave to receive the ZACKS information in the agreed upon formats.

1.3 ZACKS will provide a product that is timely, newsworthy, reliable and scalable to 5th Ave's needs. 5th Ave may periodically review the quality of services delivered by ZACKS.

1.4 ZACKS agrees to provide to 5th Ave any data or services as outlined in Schedule A from a third party at it's absolute cost.

1.5 ZACKS shall provide 5th Ave with back-up support for questions regarding the ZACKS information. Said support shall include, but not be limited to, providing a support person from ZACKS specifically designated to respond to 5th Ave inquiries. The ZACKS liaison with 5th Ave will be Evan Rullman (800) 767-3771ext 167 and Brett Bernstein (800) 767-3771 ext 258 and will be available 7:00 AM-4:00 PM CST Monday through Friday.

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1.6 ZACKS shall promptly notify 5th Ave if ZACKS learns of any unauthorized use of 5th Ave intellectual property in connection with the Internet Services, and ZACKS agrees to use its best efforts to cooperate with 5th Ave efforts to protect its interests with respect to the 5th Ave Internet Services.

1.7 Joint Production and Distribution of ZACKS/5th Ave Audio and Video Clips

         o ZACKS will use the technical facilities provided by 5th Ave to produce at least 5 " talking heads " per day based on audio interviews with brokerage analysts and ZACKS analysts

         o ZACKS will provide editorial direction for the creation of the broadcasts live from the trading floor of Sharpe Capital and broadcasts of remote analyst interviews

         o ZACKS will actively sell this audio/video web content to as many web sites as possible, and will split the revenues from such sales on a 50/50 gross basis with 5th Ave

         o ZACKS will archive the video clips on ZACKS servers and will deliver them to ZACKS web clients in a streaming audio/video format and will also make it available to 5th Ave customers

1.8 Inclusion of 3rd Party Clips

ZACKS will make reasonable efforts to acquire for distribution the following elements of investment related streaming video.

         a.       Analyst EPS conference Calls
         b.       Brokerage firm Investment Conferences
         c.       Industry Conferences

For these 3rd party audio / video clips ZACKS will provide the editorial direction and 5th Ave will provide the technical facilities, any required camera crews, and pay all costs to create video clips from these events, and to convert existing clips created by 3rd parties into audio/video formats for sale by ZACKS and use by 5th Avenue Channel.

1.9 Ownership and Copyrights

During the term of this Agreement and upon termination of this Agreement, ZACKS and 5th Ave will each have equal ownership rights in those video clips, for which 3rd parties do not have copyrights and 5th Ave may use the clips for its own purposes subject to the provision that any usage of the clips must include the entire clip and cannot include an edited version of the clip, without ZACKS written authorization. ZACKS retains unilateral approval rights of any use of the ZACKS name, information and trademarks prior to use. Furthermore, ZACKS shall have the right to prevent any usage of the clips that ZACKS may deem to be misleading, illegal, obscene, in violation of other ZACKS agreements, or inconsistent with the general image that ZACKS desires to present to the public. Notwithstanding the above, if ZACKS has given 5th Avenue Channel direction to shoot a clip as defined in Section 2.8 these clips are deemed to be approved by ZACKS and not in violation of any other ZACKS agreements. In consideration of the above,

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5th Ave will give to ZACKS, for ZACKS to use at its discretion, one hundred
(100) thirty (30) second incentive spots to help ZACKS close large content agreements.

1.10 Other ZACKS Responsibilities

         o ZACKS will use its best efforts to sell the 5th Ave financial suite.

         o ZACKS will use its best efforts to sell the 5th Ave's Net Video Finance content

         o ZACKS will use its best efforts to sell any streaming video produced at a split of 50/50 of gross revenues.

         o ZACKS has the obligation to send out advertising packages to all of it's respective clients and prospective clients. For these efforts, ZACKS will receive 20% of the net revenues that are collected by ZACKS or 5th Ave for advertisement on 5thavenuechannel.com and 5th Avenue Television Channel. Payments will be made to ZACKS 15 days after 5th Ave is paid. ZACKS is an independent sales agent and has no obligation to produce commercials or to manage account collections.

SECTION 2. OBLIGATIONS OF 5TH AVE

2.1 5TH Ave will format and post the information listed in Schedule A at its sole discretion and in whatever manner 5th Ave sees fit to correspond with the continuity of the 5th Ave's websites and other financial products produced by 5th Ave, without compromising the integrity and contextual nature of ZACKS' information. 5th Ave will not manipulate, as defined as to the falsification of any data to influence skillfully to one's advantage, ZACKS' information nor will 5th Ave identify any information not provided directly from ZACKS as information provided by ZACKS.

2.2 5th Ave will provide one or more graphic and/or text links with ZACKS attribution and branding at the bottom of all pages containing information delivered by ZACKS (the "ZACKS Content Pages"), subject to 5th Ave guidelines and as otherwise set forth herein.

2.3 Hypertext and/or graphic links from the ZACKS Content Pages will be directed to ZACKS Investment Research Internet site (WWW.ZACKS.COM), both of which shall include ZACKS' individual subscription based product offerings. (The content and design of the co-branded pages are subject to approval by 5th Ave.) 5th Avenue will produce 30-60-90 second commercials or a 30 minute infomercial related to the ZACKS' products that 5th Ave offers, which will drive traffic to 5th Ave's website. All subscription revenues derived from the 5th Ave websites' links to ZACKS or through 5th Ave's 800 telephone #'s will be on a revenue share basis wherein ZACKS will remit fifty percent (50%) of gross revenues to 5th Ave on a monthly basis. For traffic derived from sites other than 5th Ave that 5th Ave generates, ZACKS will pay to 5th Ave 10% of gross revenues.

2.4 5th Ave shall provide text links on all pages displaying ZACKS information to read "Data Provided by ZACKS Investment Research" and "WWW.ZACKS.COM"; text links on the co-branded page shall state: "Free Trial to ZACKS Premium Services", and a link to the co-branded page shall also be placed on a page within the 5th Ave's web sites business section pages other than the ZACKS Information Pages.

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2.5 5th Ave agrees to produce, host and air television shows, commercials, game shows, instructional videos, infomercials, etc., as agreed among the parties from time to time. Furthermore, 5th Ave agrees that the cost of all man hours, production, maintenance and hosting of these shows, other than the availability and cost of analysts which Zack's will pay, is solely the responsibility of 5th Ave.

2.6 5th Ave shall work with ZACKS in producing a press release announcing the relationship between the parties, the details, contents and timing of which shall be by mutual agreement.

2.7 5th Ave shall provide ZACKS with a branded e-commerce product site in which all revenues derived via the product on ZACKS.com shall be split on a 10% of net revenue basis, as defined as gross revenues minus costs of goods.

2.8 Other 5th Ave Responsibilities

         o 5th Ave will install and equip a "video clip production facility" at ZACKS offices, provide required supplies and pay all out of pocket costs for the operation of the facility, including any technical personnel required, other than the existing ZACKS infrastructure and equipment for the purpose of creating "ZACKS/5th Avenue talking head" video clips featuring ZACKS reporter interviews with brokerage analysts and with ZACKS own analysts.

         o Under direction of ZACKS, 5th Ave will create and pay complete expenses for the production of at least two 30-60 second video clips live, each day, from the trading floor at Sharpe Capital (Wall Street Source).

         o Under direction of ZACKS, 5th Ave will create and pay complete expenses for the production of at least 5 analyst interviews per month with brokerage analysts selected by ZACKS, located at brokerage firm offices, in NY and other cities, selected by Zacks.

         o 5th Ave will deliver these video clips to ZACKS in digital files suitable to the needs of ZACKS for redistribution as per the Agreement in a timely fashion suitable for "real media streaming video" format suitable for delivery over the Internet.

         o 5th Avenue Channel will actively sell this audio/video web content to as many web sites as possible and will split the revenues from such sales on a 50/50 basis with ZACKS.

2.9 5th Ave Description of Production

30, 60 and 120 second spots, are to be produced by 5th Ave at 5th Ave's expense. The spots will be co-branded with ZACKS and 5th Avenue Channel and will drive traffic to 5th Ave's web sites. The spots will be provided to ZACKS at no charge to ZACKS for use by ZACKS in any way it wishes. Productions will be property of ZACKS with no associated royalties due. Should ZACKS redistribute the productions as in the sale of Content, the revenue will be split in accordance with Section 3.2 as noted above.

5th Ave will produce, at no cost to ZACKS, ongoing television programming co-branded with ZACKS and 5th Avenue Channel. 5th Ave anticipates beginning with two hours around market

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open and two hours at market close. Additional programming will be developed after the first levels are implemented.

SECTION 3. LICENSE AND OWNERSHIP

3.1 ZACKS hereby grants to 5th Ave a non-exclusive worldwide royalty-free right and license to copy and incorporate the Information all video and audio produced by ZACKS and 5th Avenue Channel into the 5th Ave's Internet sites and Television Channel and to make the information available to users of the 5th Ave's Internet sites to be viewed, downloaded or copied in any form deemed appropriate by 5th Ave. This shall include, but not be limited to, putting the ZACKS Information into digital electronic form and continuing the ZACKS Information with other images, photographs, animation, video, audio, text, user interfaces, software and other information as 5th Ave may choose. However, the ZACKS Wall Street Source news is only to be used in the television programming aspect of this Agreement. Under no circumstance should the ZWSS News be posted on any internet site that 5TH AVENUE CHANNEL CORP is the owner, operator or partner of. Posting of the ZWSS news on the internet is in violation of this Agreement and such action would constitute termination of this entire Agreement effective immediately.

ZACKS hereby grants to 5th Ave an exclusive, worldwide royalty-free right and license to copy and incorporate the Information into the 5th Ave's television stations, programs, affiliates, satellites and paid programming. 5th Ave shall also have the exclusive right to use the ZACKS name and information in television as well as the rights to have it co-branded with ZACKS and 5thavenuechannel.

3.2 Except for the licenses granted herein, ZACKS shall retain all ownership rights in and to the Information. Nothing contained herein shall be deemed to transfer to 5th Ave any ownership rights therein. Specifically, 5th Ave does not have the right to resell or redistribute the Information in any form to any parties.

3.3 Nothing in this Agreement shall impair 5th Ave rights at all times to make use of, without obligation to ZACKS, similar information which has been, without infringement upon ZACKS copyright or trade secrets, independently obtained by 5th Ave or which have become publicly known, whether before or after execution of this Agreement. Furthermore, 5th Ave may procure, market and display information at any time which may be competitive with the Information contemplated herein.

SECTION 4. FEES AND BILLING

4.1 5th Ave agrees to pay a licensing fee for all rights granted within this Agreement of $875,340. These payments will be made monthly over the 60 month term of this Agreement. Monthly payments will be $14,589.

4.2 5th Ave agrees to produce, host and air television shows, commercials, game shows, instructional videos, infomercials etc. as outlined in Schedule A. Furthermore, 5th Ave agrees that the cost of all man hours, production, maintenance and hosting of these shows, other than the availability and cost of analysts which Zack's will pay, is solely the responsibility of 5th Ave.

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4.3 Initial billing cycle will begin in February 2000. ZACKS will deliver an invoice for the licensing fees listed above. 5th Ave may remit payments in excess of the minimum monthly fee listed and may discontinue payments once the total sum payments of the Agreement have been met.

4.4 5th Ave and ZACKS agree to keep all proper records and books of account and all proper entries therein relating to the moneys payable pursuant to this Agreement.

4.5 In the event that ZACKS elects to create a special Audio/Video portal or page on its own website, 5th Ave shall share in 35% of any advertising revenues generated on such pages.

4.6 Notwithstanding the non-exclusive Internet provision in Paragraph 3.1 herein, ZACKS and 5th Ave agree to split gross revenues from the sale of the Zacks proprietary information listed in Part A of Schedule A attached on a 50/50 basis for all revenue generated from Latin America and from the worldwide Spanish speaking market.

SECTION 5. TERM AND TERMINATION

5.1 Initial Term and Renewals

The initial term of this Agreement shall commence as of the date first written above and shall continue for a period of five (5) years after February 1, 2000. Thereafter, 5th Ave retains the unilateral option of extending the term for consecutive five year terms and to request negotiations for any additional files or service upgrades to this Agreement.

5.2 Termination.

         (a) If either party shall default in the performance of or compliance with any provision contained in this Agreement and such default shall not have been cured within 60 days after written notice thereof shall have been given to the appropriate party, the party giving such notice may then give further written notice to such other party terminating this Agreement, in which event this Agreement, and the license granted hereunder, shall terminate on the date specified in such further notice.

         (b) If either party should discontinue operation (or any portion thereof which is specifically referenced in this Agreement), either party may cancel this Agreement upon thirty (30) days' prior written notice to the other party.

         (c) Either party may terminate this Agreement by written notice to the other and may regard the other party as in default of this Agreement, if the other party becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceedings under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated, voluntarily or otherwise. In the event that any of the above events occurs, that party shall immediately notify the other party of its occurrence.

         (d) Upon termination of this contract by 5th Ave or ZACKS, 5th Ave will immediately delete all files and data items transferred from ZACKS under section Schedule A, or derived

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from such transferred files, that are stored on the 5th Ave servers or in any databases or systems under 5th Ave control. No ZACKS data in any form shall remain in the possession of 5th Ave after this contract has been terminated.

SECTION 6. ADVERTISING OR PROMOTION

Neither party shall make, publish or distribute (whether in print, electronically or otherwise) any public announcements, press releases, advertising, marketing, promotional or other materials that use the other party's names, logos, trademarks or service marks or refer to the other party with regard to the execution or performance of this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld. If within ten (10) days after delivery of samples of such material, the receiving party has not notified the sending party of its disapproval, such material shall be deemed approved.

SECTION 7. REPRESENTATIONS AND WARRANTIES

7.1 ZACKS represents and warrants that (i) it has all rights in and to all copyrights, patents and other proprietary rights associated with the information that are necessary to market, distribute and license the information, (ii) the Information is not defamatory and does not violate a third party's right of privacy or any other right, and (iii) ZACKS has the unrestricted right and authority to enter into this Agreement and to grant the rights and license hereunder with respect to the Information.

7.2 5th Ave represents and warrants that it has the authority to enter into this Agreement and the rights and licenses necessary to enter into and perform its obligations under this Agreement.

7.3 EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES, AND EACH PARTY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR APPLICATION AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER PARTY REPRESENTS OR WARRANTS THAT IT WILL CONTINUE TO OPERATE ITS SITES IN THEIR CURRENT FORM, THAT THE SITES WILL BE ACCESSIBLE WITHOUT INTERRUPTION, THAT THE SITES WILL MEET THE REQUIREMENTS OR EXPECTATIONS OF THE OTHER PARTY, OR THAT ANY MATERIALS ON THE SITES OR THE SERVER THAT MAKES THE SITES AVAILABLE ARE FREE FROM ERRORS, DEFECTS, DESIGN FLAWS OR OMISSIONS.

SECTION 8. LIMITATION OF LIABILITY

UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING FROM THE USE OR INABILITY TO USE THE INFORMATION OR ANY OTHER PROVISION OF THIS AGREEMENT, INCLUDING,

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BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

SECTION 9. INDEMNITY

         Indemnification by ZACKS: ZACKS hereby indemnifies and holds 5th Ave and its affiliates, directors, officers and employees harmless against any and all penalties, damages, costs, judgments, attorney's fees or any other expenses incurred in connection with (a) claims by any person or entity with respect to the ZACKS Web site or the Information provided by ZACKS maintained on ZACKS web site and; (b) any breach by ZACKS of the terms, representations and warranties set forth in this Agreement.

         Indemnification by 5th Ave: 5th Ave hereby indemnifies and holds ZACKS and its directors, officers and employees harmless against any and all penalties, damages, costs, judgments, attorney's fees or any other expenses incurred in connection with (a) claims against ZACKS by any person or entity in connection with 5th Ave's provision of or inability to provide access to the ZACKS web site or the Information except for which ZACKS has agreed to indemnify 5th Ave as set forth in section 8 herein; and (b) any breach by 5th Ave of the terms, representations and warranties set forth in this Agreement.

SECTION 10. ARBITRATION

Any dispute or controversy between the parties to this Agreement relating to or arising out of this Agreement, including but not limited to matters reserved for mutual agreement shall be settled by Arbitration with the rules of the (1) New York Stock Exchange - if NYSE Arbitration is available and (2) the American Arbitration Association in all other cases.

SECTION 11. CONFIDENTIALITY

The parties acknowledge that, in the course of their dealings hereunder, each may acquire information about the other, its business activities and operations, its technical information and its trade secrets, all of which are proprietary and confidential (the "Confidential Information"). Both parties agree that the terms of this Agreement shall be deemed Confidential Information of each party. Each party hereby agrees that: (i) all Confidential Information shall remain the exclusive property of the owner; (ii) it shall maintain and shall use prudent methods to cause its employees and agents to maintain, the confidentiality and secrecy of the Confidential Information; (iii) it shall not, and shall use prudent methods to ensure that its employees and agents do not, copy, publish, disclose to others or use (other than pursuant to the terms hereof) the Confidential Information; and (iv) it shall return or destroy all copies of Confidential Information upon request of the other party. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent it (i) is or becomes a part of the public domain through no act or omission on the part of the receiving party, (ii) is disclosed to third parties by the disclosing party without restriction on such third parties, (iii) is in the receiving party's possession, without actual or constructive knowledge of an obligation of confidentiality with respect thereto, at or prior to the time of disclosure under this Agreement, (iv) is disclosed to the receiving party by a third party having no obligation of confidentiality with respect thereto, (v) is independently developed by the receiving party without reference to

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the disclosing party's Confidential Information or (vi) is released from confidential treatment by written consent of the disclosing party.

SECTION 12. MISCELLANEOUS

         (a) NOTICES. All notices, requests and other communications hereunder will be in writing and will be delivered in person, or sent by certified mail, return receipt requested, overnight courier service, or by facsimile to the address or facsimile number of the party set forth in this letter, or to such other addresses or numbers as may be stipulated in writing by the parties pursuant hereto. Unless otherwise provided, notice will be effective on the date it is officially recorded as delivered by return receipt or equivalent or by facsimile confirmation date.

         (b) ENTIRE AGREEMENT; AMENDMENT; ASSIGNMENT. This Agreement, together with any appendices or other attachments hereto, sets forth the entire understanding between the parties and supersedes any and all oral or written agreements or understandings between the parties as to the subject matter of this Agreement. This Agreement may be modified only in a document signed by both parties. This Agreement shall be binding upon and shall inure to the benefit of the undersigned parties and their respective successors and permitted assigns. Neither party may assign this Agreement, or sublicense, assign or delegate any right or duty hereunder without the prior written consent of the other.

         (c) SURVIVAL OF CERTAIN PROVISIONS. Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Sections above and any commissions accruing to 5th Ave but not paid prior to termination or expiration of this Agreement, shall survive termination or expiration of this Agreement for up to but not exceeding three (3) calendar months.

         (d) FORCE MAJEURE. In no event shall either party be liable one to the other for any delay or failure to perform hereunder, which delay or failure to perform is due to causes beyond the control of said party including, but not limited to, governmental restrictions, exchange or market rulings, labor strike, war, act of civil or military authority, sabotage, epidemic, flood, earthquake, fire, other natural disaster, or any other event, condition or occurrence beyond the reasonable control of such party.

         (e) WAIVER. The failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

         (f) SEPARABILITY. If any provision of this Agreement or the application thereof to any person or circumstances shall to any extent be held to be invalid or unenforceable, the remainder of the Agreement, or the application of such provisions to persons or circumstances as to which it is not held to be invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and be enforced to the fullest extent permitted by law.

         (g) RELATIONSHIP OF THE PARTIES. This Agreement does not and shall not be deemed to constitute a partnership or joint venture between the parties and neither party nor any of their

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respective directors, officers, employees or agents shall, by virtue of the performance of their obligations under this Agreement, be deemed to be an agent or employee of the other.

         (h) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with the laws of the State of Illinois without regard to its conflict of law principles.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and do each hereby warrant and represent that their respective signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary and appropriate corporate action to execute this Agreement.

5TH AVENUE CHANNEL CORP.                  ZACKS INVESTMENT RESEARCH INCORPORATED

By: /S/ MELVIN ROSEN                      By: /S/ LEONARD ZACKS
   -----------------------------             ---------------------------------
    Melvin Rosen                              Leonard Zacks
    President                                 President

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SCHEDULE A

DESCRIPTION AND UPDATE FREQUENCY OF LICENSED INFORMATION TO 5TH AVE

Information

ZACKS will make available to 5th Ave the following reports for the ZACKS Universe of over 6,000 North American equities (US Exchanges and Canadian issues).

DATA FILES

FILE

A. ALL ZACKS PROPRIETARY FILES INCLUDING BUT NOT LIMITED TO:

Expected Report Date (Daily)
Consensus Earnings Estimates (Daily)
Estimate Revision Trend (Daily)
EPS Surprises (Intra-Day)
Historical EPS Surprises (Daily)
Earnings Growth Rates (Daily)
Broker Recommendation Trend (Daily)
Brokerage Research Abstracts (Daily)
Industry Sector Analysis (ZN 7 - Weekly)
Detailed Estimate Revision File (ZN 8 - Daily)
Company Description
Quarterly Income Statement
Quarterly Balance Sheet
Annual Cash Flow
Price File (Z Price, high, low, close, volume, change)
Price/Volume History to '91
Expected Dividend Report Date
ZACKS PDF Snapshot Files (Research Wizard)

B. ALL ZACKS WALL STREET SOURCE FILES INCLUDED BUT NOT LIMITED TO:

Overview-Heads Up, Market Overview, Morning Call, ZWSS News, Economic Numbers, Economic
     Calendar
Daily Monitor-Hot Page, Newsstand, Rumors
Corporate Events-Highlights, Earnings, Stock Splits, Buybacks, Meetings, IPO's, IPO Pricings
Research-Corporate Information, Deals, Upgrades/Downgrades (ZWSS
News only to be used in television according to this contract)